Exhibit 99.1

Sky Petroleum Secures Significant Blocks in the Republic of Albania

PSC Covers Three Exploration Blocks - Four, Five, and Dumre

AUSTIN, Texas--(BUSINESS WIRE)--June 24, 2010--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, is pleased to announce it has completed and executed a Production Sharing Contract (“PSC”), covering three exploration blocks, Four, Five, and Dumre in the Republic of Albania. His Excellency Dritan Prifti, Minister of Economy, Trade and Energy for Albania and Mr. Karim Jobanputra, President and CEO of Sky Petroleum attended the official signing ceremony in Tirana, Albania on June 24th 2010. The main terms and conditions of the PSC for Block’s Four, Five, and Dumre had been negotiated prior by the National Agency of Natural Resources of Albania (“AKBN”).

Sky Petroleum has been granted exclusive rights under the PSC to three exploration blocks totaling approximately 5,000 km2 (1.2 million acres), representing approximately 20% of the landmass of Albania. In addition to the exploration rights, the company will also have access to more than 1,200 km of 2-D seismic data.

“We are very pleased to have concluded our agreement with Sky Petroleum today, and will support their efforts towards a mutual goal to further develop Albania’s vast hydrocarbon assets,” added Minister Dritan Prifti, Minister of Economy, Trade and Energy for Albania. “The internal data and previous 2D seismic work on these blocks has identified ten prospects or exploration leads covering approximately 435 km2 and believed to contain over 900 million barrels of oil equivalent (“MMBOE”) of recoverable hydrocarbons, from the proven deep carbonate trends.”

“We are very pleased to add these significant world-class assets into our portfolio and look forward to developing these blocks as well as extending our footprint in the region,” said Karim Jobanputra, President and CEO of Sky Petroleum, Inc. “As informed by the Ministry, Albania will prove to be a major player in Western Europe, with estimated reserves north of six billion barrels, and we look forward to participating in its development.”

Exploration Blocks Four, Five, and Dumre

The PSC has a seven-year term with three exploration periods. Commitments on the blocks during the first exploration period of two years include geology and geophysics (“G&G”), reprocessing of existing seismic and additional seismic acquisition. Two wells and additional G&G will be undertaken in the subsequent exploration periods. Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option.

Block Four is located in southeast Albania, bordering on Greece. The exploration block covers an area of approximately 2,264 km2 (540,000 acres). The area has four identified leads and prospects on the block with a total estimated reserve potential of 350 MMBOE.

Block Five is located in southwest Albania next to the Adriatic Sea and covers an area of approximately 2,076 km2 (498,000 acres). The block has a total of five identified prospects or leads with a total estimated reserve potential of 375 MMBOE.

Block Dumre is located immediately north of the Kucova oil field and covers an area of approximately 623 km2 (149,000 acres). Based on analogous discoveries, it is estimated that the Dumre prospect contains approximately 500 to 700 MMBOE OOIP.

About the Republic of Albania

Albania has a population of 3.5 million people and is located 50 km east of Italy, across the Adriatic Sea in Southeast Europe. Albania is a member of NATO, and has applied to join the European Union. Albania is a proven hydrocarbon producing region with earliest known bitumen production dating back to the Roman Empire. Modern exploration began in the early 1900’s. The Patmos – Marinza and Kucova heavy oilfields are among the largest oilfields in Europe. To date there have been ten significant field discoveries that have produced more than 150 million barrels.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com